Exhibit 99.1

NEWS RELEASE

Contact: Casey Stegman
Investor Relations
214-987-4121

Forbes Energy Services Reports 2014 Fourth Quarter and Full Year Financial Results

ALICE, Texas (March 27, 2015) -- Forbes Energy Services Ltd. (NASDAQ: FES) today announced financial and operating results for the three months and year ended December 31, 2014.

The Company reported consolidated revenues of $111.7 million for the fourth quarter of 2014, compared to $114.5 million for the third quarter of 2014.

Selected financial information for the quarter ended December 31, 2014:

•	Gross profit decreased to $25.9 million, or 23.2% of revenues, in the fourth quarter of 2014, compared to $27.7 million, or 24.2% of revenues, in the third quarter of 2014.

•
GAAP net loss attributable to common shares was $4.2 million, or $0.19 per diluted share, for the fourth quarter of 2014, compared to $1.7 million, or $0.08 per diluted share for the third quarter of 2014.

•	Adjusted EBITDA totaled $16.4 million in the fourth quarter of 2014, as compared to $19.5 million in the third quarter of 2014.

* Adjusted EBITDA, a non-GAAP financial measure, is defined by the Company as income (loss) from continuing operations before interest, taxes, depreciation, amortization, and non-cash stock based compensation. For a reconciliation of such measure to net income, please see the disclosures at the end of this release and on the Company’s Website.

Overview
"The fourth quarter of 2014 ended what was a relatively stable year for Forbes. Revenue performance trended up from first quarter through third quarter, and slipped just slightly in the fourth quarter as oil prices slid and customers responded by reducing activity levels,” commented John Crisp, president and chief executive officer of Forbes Energy Services. “By November, we began to see the impact on our Well Servicing segment utilization, while our Fluid Logistics segment utilization maintained its balance through year end. Fluid Logistics segment revenue fell however due to declines in product and skim oil sales.”

"We expect pricing pressure will continue throughout the year. As in the past, we’ve responded to this depressed business environment with the necessary reductions in labor and supply costs, operational adjustments and a revised capital expenditure plan. Our liquidity is well structured and our debt manageable. We are very experienced in managing through these cycles and believe we are in a good position to withstand the year ahead.”

Business Segment Results

Well Servicing Segment

In the fourth quarter of 2014, well servicing segment revenues decreased $2.0 million, or 2.7% to $71.9 million, compared to $73.9 million in the third quarter of 2014. The decrease in revenues was primarily driven by a decrease in well servicing hours related to the significant decrease in oil prices that began in October 2014. Segment gross profit totaled $18.9 million, or 26.3% of revenues, in the fourth quarter of 2014, compared to $20.1 million, or 27.2% of revenues, for the third quarter of 2014.

The Company recorded 120,869 well service hours for the fourth quarter of 2014, compared to 129,362 hours in the third quarter of 2014. Capital expenditures in the well servicing segment for the quarter ended December 31, 2014, were approximately $2.1 million. Capital additions included equipment for well service rigs, coiled tubing equipment, and vehicles.

As of December 31, 2014, the Company had 169 well service rigs, nine tubing testing units, four electromagnetic scan trucks, and six coiled tubing spreads.

Fluid Logistics Segment

In the fourth quarter of 2014, fluid logistics segment revenues decreased $0.7 million, or 1.8%, to $39.8 million, compared to $40.5 million in the third quarter of 2014. This decrease in revenues was driven by the customer and geographic mix of work performed for the quarter that resulted in more competitive rates for trucks and rental equipment and a decrease in skim oil and product and chemical sales. Gross operating profit for the fluid logistics segment totaled $7.0 million, or 17.5% of revenues, in the fourth quarter of 2014, compared to $7.5 million, or 18.5% of revenues, in the third quarter of 2014.

The Company recorded 276,957 truck hours during the fourth quarter of 2014, compared to 271,916 hours in the third quarter of 2014. The Company’s heavy truck fleet totaled 587 at December 31, 2014, which included 453 vacuum trucks. Capital expenditures for the fluid logistics segment were approximately $7.6 million for the quarter ended December 31, 2014, and were mainly associated with the procurement of specialized fluid-related equipment.

Liquidity and Capital Resources

As of December 31, 2014, the Company had $34.9 million in unrestricted cash and $1.4 million of restricted cash. As of March 24, 2015, the Company had $55.5 million in unrestricted cash and the secured credit facility remained undrawn, except for the letters of credit in the amount of $7.6 million. Availability under the credit facility as of March 25, 2015 was $74.5 million. The Company also had $280.0 million in aggregate face amount of 9.0% Senior Notes and $12.2 million of other notes outstanding.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full year results at 9:30 a.m. Eastern Time (8:30 a.m. Central) Friday, March 27, 2015. To access the call, please dial 877-303-1298 and provide the Conference ID: 11211833. The conference call also will be broadcast live via the Internet and will be accessible through the "Investor Relations" page of the Company's Website, www.forbesenergyservices.com.

At the conclusion of the call, a replay will be available until April 9, 2015. To access the replay of the call, dial (855) 859-2056 and provide the same Conference ID. A webcast archive will be available at www.forbesenergyservices.com shortly after the call and will be accessible for approximately 14 days.

About Forbes Energy Services
Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi and Pennsylvania. More information on the Company can be found by visiting www.forbesenergyservices.com.

Forward-Looking Statements and Regulation G Reconciliation

This press release includes certain forward-looking statements within the meaning of the federal securities laws. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or “should” or other comparable words or the negative of these words. When you consider our forward-looking statements, you should keep in mind the risk factors we describe and other cautionary statements we make in our Annual Report on Form 10-K. Our forward-looking statements are only predictions based on expectations that we believe are reasonable. Our actual results could differ materially from those anticipated in, or implied by, these forward-looking statements as a result of known risks and uncertainties set forth below and in our Annual Report on Form 10-K. These factors include or relate to the following: oil and natural gas commodity prices; market response to global demands to curtail use of oil and natural gas; spending by the oil and natural gas industry; supply and demand for oilfield services and industry activity levels; our ability to maintain stable pricing; our level of indebtedness; possible impairment of our long-lived assets; our ability to maintain stable pricing; potential for excess capacity; competition; substantial capital requirements; significant operating and financial restrictions under our indenture and revolving credit facility; technological obsolescence of operating equipment; dependence on certain key employees; concentration of customers; substantial additional costs of compliance with reporting obligations, the Sarbanes-Oxley Act and indenture covenants; seasonality of oilfield services activity; collection of accounts receivable; environmental and other governmental regulation, including potential climate change legislation; the potential disruption of business activities caused by the physical effects, if any, of climate change; risks inherent in our operations; ability to fully integrate future acquisitions; variation from projected operating and financial data; variation from budgeted and projected capital expenditures; volatility of global financial markets; and the other factors discussed under “Risk Factors” in our Annual Report on Form 10-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. To the extent these risks, uncertainties and assumptions give rise to events that vary from our expectations, the forward-looking events discussed in this press release may not occur. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.

The Company’s financial statements and management’s discussion and analysis of financial condition and results of operations will be found in the Company’s quarterly report on Form 10-K for the year ended December 31, 2014, which will be submitted for filing on or about March 27, 2015, with the Securities and Exchange Commission and posted on the Company’s Website.

This press release also contains references to the non-GAAP financial measure of Adjusted EBITDA. For a reconciliation of such measure to net income, please see the table at the end of this release. Management’s opinion regarding the usefulness of Adjusted EBITDA to investors and a description of the ways in which management uses such measure can be found on the “Investor Relations” page of the Company’s Website.

Forbes Energy Services Ltd.
Selected Statement of Operations Data
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Revenues
Well servicing	$71,949	$65,054	$285,338	$231,930
Fluid logistics	39,777	44,605	163,940	188,003
Total revenues	111,726	109,659	449,278	419,933

Expenses
Well servicing	53,034	49,265	213,278	182,180
Fluid logistics	32,816	35,106	127,775	141,957
General and administrative	9,914	7,280	36,428	30,186
Depreciation and amortization	14,343	15,265	54,959	54,838
Total expenses	110,107	106,916	432,440	409,161
Operating income	1,619	2,743	16,838	10,772

Other income (expense)
Interest expense, net	(7,011)	(7,082)	(28,219)	(28,184)
Loss from continuing operations before taxes	(5,392)	(4,339)	(11,381)	(17,412)
Income tax benefit	(1,401)	(459)	(3,060)	(4,615)
Loss from continuing operations	(3,991)	(3,880)	(8,321)	(12,797)
Income (loss) from discontinued operations, net of tax expense (benefit)	—	2	—	(293)
Net loss	(3,991)	(3,878)	(8,321)	(13,090)
Preferred shares dividends	(194)	(194)	(776)	(776)
Net loss attributable to common shareholders	(4,185)	(4,072)	(9,097)	(13,866)

Loss per share of common stock from continuing operations
Basic and diluted	$(0.19)	$(0.19)	$(0.42)	$(0.64)
Income (loss) per share of common stock from discontinued operations
Basic and diluted	$—	$—	$—	$(0.01)
Loss per share of common stock
Basic and diluted	$(0.19)	$(0.19)	$(0.42)	$(0.65)
Weighted average number of shares of common stock outstanding
Basic and diluted	21,841	21,468	21,749	21,388

Forbes Energy Services Ltd.
Selected Balance Sheet Data
(Unaudited)

	December 31,	December 31,
	2014	2013
Cash	$34,918	$26,409
Accounts receivable, net	83,644	82,209
Working capital	79,114	70,295
Other intangibles, net	22,292	25,154
Total assets	483,613	500,558
Total debt	297,891	299,640
Deferred tax liability	17,653	21,610
Shareholders' equity	113,889	121,018

Forbes Energy Services Ltd.
Selected Operating Data

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Rig hours	120,869	121,324	503,694	449,277

Truck hours	276,957	268,355	1,070,606	1,182,429

Reconciliation of Net Loss from Continuing Operations to Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net loss from continuing operations	$(3,991)	$(3,880)	$(8,321)	$(12,797)
Depreciation and amortization	14,343	15,265	54,959	54,838
Interest expense, net	7,011	7,082	28,219	28,184
Income tax benefit	(1,401)	(459)	(3,060)	(4,615)
Share-based compensation	452	30	3,264	2,852
Adjusted EBITDA	16,414	18,038	75,061	68,462